SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported) July 31, 2000



                               UNIFRAX CORPORATION
             (Exact name of registrant as specified in its charter)




   Delaware                 333-10611                           34-1535916
(State or other      (Commission File Number)                 (IRS Employer
jurisdiction of                                              Identification No.)
incorporation)


2351 Whirlpool Street, Niagara Falls, New York                  14305-2413
(Address of principal executive offices)                        (Zip Code)



Registrant's telephone number, including area code (716) 278-3800



                                 Not Applicable
          (Former name or former address, if changed since last report)

Item 5.  Other Matters

     (a) On July 31, 2000, the Registrant issued the press release that is attached hereto as Exhibit 99, and which is incorporated herein by reference.

     (b)  Exhibits.

     99   - Press Release, dated July 31, 2000, issued by Unifrax Corporation.

                                           SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                  UNIFRAX CORPORATION
                                  (Registrant)


Date:   August 2, 2000            By:  /s/ Mark D. Roos
                                  Mark D. Roos
                                  Vice President and Chief Financial Officer

Exhibit 99

Unifrax                 Unifrax Corporation
Corporation             2351 Whirlpool Street
                        Niagara Falls
                        NY  14305

Monday, July 31, 200

Unifrax to Acquire Worldwide Ceramic Fiber Business of Compagnie de Saint-Gobain

Acquisition Will Position Unifrax As A Leading International Player In The High Temperature Insulation Market

Niagara Falls, N.Y. -- July 31, 2000 -- Unifrax Corporation (Unifrax) announced today that it has entered into a definitive agreement to purchase the worldwide ceramic fiber business of Carborundum Insulation Technologies (CIT), an operating unit of Compagne de Saint-Gobain (Saint-Gobain), a Paris based manufacturer of glass and industrial products. The purchase price was not disclosed. The deal will reunite Unifrax, the former North American Fibers Division of The Carborundum Company, with it's former international sister ceramic fiber operations which were acquired by Saint-Gobain as part of its purchase of The Carborundum Company from British Petroleum (BP) in 1996. In addition, the acquisition of CIT will include the French ceramic fiber operations of Saint-Gobain (formerly operated as Kerlane) which will make Unifrax/CIT the largest supplier in the French Market. CIT also owns a majority of Orient Cerlane Ltd., a key producer located in India. CIT had 1999 ceramic fiber sales of approximately $80 million. William P. Kelly, Unifrax President and Chief Executive Officer, stated "This acquisition will position Unifrax/CIT as a major international supplier of high temperature insulating products, with manufacturing and sales resources in all the major industrial regions of the world. It will approximately double our worldwide turnover and asset base".

Unifrax, with 1999 sales of $85 million, is a recognized industry leader in providing heat management solutions for high temperature applications. They are the leading North American producer of ceramic fiber products used in a wide variety of industries including ferrous & nonferrous metals, chemical process, power generation, ceramic/glass, automotive, appliance, fire protection and aerospace.

Kelly added "We are delighted we can achieve a significant overseas presence that nicely complements our strong North American position by acquiring a business whose technology we share and whose customers, markets and products we know very well. In addition, we are very familiar with many members of the existing CIT management team. We feel this will facilitate a smooth transition and inte< gration of the businesses." Saint-Gobain decided to divest its ceramic fiber business because it was not viewed as core and could be more effectively grown by Unifrax. Olivier Duval, President of Saint-Gobain's High Performance Refractories Division commented "Although we were enthusiastic about the future prospects of CIT, we felt growth could be more effectively achieved in concert with Unifrax, whose only business is ceramic fiber. They can bring greater focus to the effort. We feel the combination will be a successful one and believe it is in the best interests of our CIT employees".

CEO Kelly, is particularly excited about the positive impact the acquisition will have on the commercialization of Isofrax(TM), a new , high temperature biosoluble fiber developed by Unifrax at its headquarters in Niagara Falls, N.Y. "The primary market for Isofrax is in Europe. This acquisition will provide us with the local European manufacturing, sales and distribution resources we need to most effectively serve the European soluble fiber market".

Unifrax  Corporation is owned by Kirtland  Capital  Partners  (KCP),  located in
Cleveland, Ohio and Unifrax management. KCP is a privately funded investment group with over $300 million in committed equity capital. KCP and its predecessor companies have been successfully investing in operating companies since 1978 and acquired its interest in Unifrax from BP in 1996.

John Nestor, a Managing Partner at Kirtland, and Chairman of the Unifrax Board of Directors stated "We are very excited about this acquisition and feel it will positively impact the value of our investment in Unifrax. This acquisition will more than triple the size of the market available to Unifrax and will allow it to leverage its excellent manufacturing technology and new product development capabilities."

The Company said the acquisition will be financed through a combination of bank debt and seller financing. The transaction is expected to close by the end of the third quarter of 2000.

Forward looking statements in this press release involve risks and uncertainties that could cause actual results to differ from those contemplated. Factors which could cause those differences include the terms and availability of financing, actions by other persons, legal and regulatory requirements and other factors.

         For further information please contact :

Paul J. Viola/Unifrax Corporation        Virginia M. Palumbo/Unifrax Corporation
Phone (716) 278-3882                     Phone (716) 278-3832
Fax (716) 278-3903                       Fax (716) 278-3903
E-Mail pviola@unifrax.com                E-Mail vpalumbo@unifrax.com